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                                                      Exhibit 5.1

                          May 7, 1999

American Freightways Corporation
2200 Forward Drive
Harrison, Arkansas 72601

     Re: REGISTRATION ON FORM S-8 OF SHARES OF COMMON STOCK PAR VALUE $0.01 PER SHARE, OFFERED PURSUANT TO THE AMERICAN FREIGHTWAYS CORPORATION 1999 CHAIRMAN STOCK OPTION PLAN AND THE AMERICAN FREIGHTWAYS CORPORATION 1999 EMPLOYEE STOCK PURCHASE PLAN

Ladies and Gentlemen:

     We are acting as counsel to American Freightways Corporation, an Arkansas corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 1,750,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company to be issued pursuant to the American Freightways Corporation 1999 Chairman Stock Option Plan (the "Chairman Plan") and the American Freightways Corporation 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan").

     We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares to be offered and sold, when issued and delivered in accordance with the terms and provisions of the Chairman Plan or the Stock Purchase Plan, as applicable, against receipt of the consideration provided for therein, respectively, will be validly issued, fully paid, and nonassessable.

     In rendering this opinion, we have (i) assumed and have not independently verified (a) the due authorization, execution and delivery of the Chairman Plan and the Stock Purchase Plan, (b) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, and
(ii) as to certain factual matters, relied upon certificates of public officials and of the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein. In addition, our examination of matters of law has been limited to the laws of the State of Arkansas and the federal laws of the United States of America, in each case in effect on the date hereof.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                              Very truly yours,



                              /s/ Kutak Rock